Exhibit 99.1

The Middleby Corporation Completes Acquisition of TurboChef Technologies, Inc.

Elgin, IL and Atlanta, GA (January 5, 2009)– The Middleby Corporation (NASDAQ: MIDD) and TurboChef Technologies, Inc. (NASDAQ: OVEN) today announced that Middleby has completed its acquisition of TurboChef for $3.67 in cash and 0.0486 shares of Middleby common stock for each outstanding share of TurboChef common stock in accordance with the terms of an agreement and plan of merger entered into August 12, 2008 and amended November 21, 2008. The acquisition closed on January 5, 2009.  Middleby financed the transaction under its senior revolving credit facility.

TurboChef is a leader in speed-cook technology, one of the fastest growing segments of the commercial foodservice equipment market.  TurboChef’s user-friendly speed cook ovens employ proprietary combinations of heating technologies to cook a variety of food products at speeds faster than that of conventional heating methods.  Having created the speed cooking category, TurboChef is uniquely positioned to capture the growing demand in this segment.  The addition of TurboChef’s line of products will complement Middleby’s existing industry leading brands and portfolio of innovative technologies, and further strengthen Middleby’s position as a global leader in the foodservice equipment industry.

Selim A. Bassoul, Middleby Chairman and Chief Executive Officer, said, “TurboChef has done an exceptional job of taking revolutionary cooking technology and successfully commercializing it.  We believe this technology is in the early stages of gaining a broader market acceptance.  This merger provides TurboChef with access to Middleby’s global sales and service capabilities to support longer-term growth opportunities.

Mr. Bassoul further commented, “In the near term, we will focus on improving the profitability of this business.  We will quickly move to reduce redundant corporate overhead expenses and reorganize the residential business to bring costs in line with the current revenues.  Additionally, we will implement cost reduction initiatives to realize synergies in the commercial oven business.”

Richard Perlman, former Chairman of TurboChef, and Jim Price, its former President, commented, “We have long admired and respected The Middleby Corporation and its management team and are pleased that we have been able to bring this transaction to a successful closing.”

Statements in this press release or otherwise attributable to Middleby regarding its business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Middleby cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include the risks that Middleby and TurboChef businesses will not be integrated successfully; the risk that Middleby and TurboChef will not realize estimated cost savings and synergies; costs relating to the proposed transaction; disruption from the transaction making it more difficult to maintain relationships with customers, employees, distributors or suppliers; the level of end market activity in Middleby’s and TurboChef’s commercial and residential markets;

unpredictable difficulties or delays in the development of new product technology; results of pending and future litigation; access to capital; actions of domestic and foreign governments; variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing and related market conditions; the timely development and market acceptance of Middleby's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in Middleby's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Carter Hoffman®, CTX®, frifri®, Giga®, Holman®, Houno®, Jade®, Lang®, MagiKitch'n®, Middleby Marshall®, Nu-Vu®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, and Wells®. The company’s leading equipment brands serving the food processing industry include Alkar®, MP Equipment®, and RapidPak®. The Middleby Corporation was recognized by Business Week as one of the Top 100 Hot Growth Companies of 2007, by Crain’s Chicago Business as one of the Fastest 50 Growth Companies in 2007, and by Forbes as one of the Best Small Companies in 2008.

Contacts

The Middleby Corporation

Darcy Bretz, 847-429-7756
Investor and Public Relations

Tim FitzGerald, 847-429-7744
Chief Financial Officer